Exhibit 96.2

SK-1300 TECHNICAL REPORT SUMMARY

ON THE

MALACACHETA PROJECT,

MINAS GERAIS STATE, BRAZIL

Prepared for:

Atlas Critical Minerals Corporation (NASDAQ: JUPGF)

Rua Antônio de Albuquerque, 156, Suite 1720, Belo Horizonte,

Minas Gerais, Brazil, 30112-010

Report Date: July 31, 2025

Effective Date: August 13, 2025

Prepared by:

SGS Canada Inc.

SGS Project #19546-02

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page i

TABLE OF CONTENTS

TABLE OF CONTENTS				i
LIST OF FIGURES				ii
LIST OF TABLES				ii
1	SUMMARY			3
	1.1	Introduction		3
	1.2	Property Description, Location, Access, and Physiography		3
	1.3	History		4
	1.4	Geology and Mineralization		4
	1.5	Exploration		5
	1.6	Data Verification		5
	1.7	Mineral Processing and Metallurgical Testing		5
	1.8	Mineral Resource Estimates		5
	1.9	Adjacent Properties		5
	1.10	Conclusions and Recommendations		6
		1.10.1	Conclusions	6
		1.10.2	Recommendations	6
2	INTRODUCTION			7
	2.1	Registrant Information		7
	2.2	Terms of Reference and Purpose		7
	2.3	Sources of Information		7
	2.4	Personal Inspection Summary		8
	2.5	Previously Filed Technical Report Summary Report		8
	2.6	Units and Abbreviations		8
3	PROPERTY DESCRIPTION			10
	3.1	Property Description and Location		10
	3.2	Mineral Tenure		10
	3.3	Surface Rights		12
	3.4	Royalties and Encumbrances		12
	3.5	Reliance on Other Experts		12
4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY			13
	4.1	Accessibility		13
	4.2	Climate		13
	4.3	Local Resources		13
	4.4	Infrastructure		13
	4.5	Physiography		13
5	HISTORY			14
	5.1	Historical Resource Estimates		14
	5.2	Past Production		14
6	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT			15
	6.1	Regional Geology		15
	6.2	Local and Property Geology		17
	6.3	Deposit Type		19
7	EXPLORATION			20
	7.1	Surface Sampling		20
	7.2	Auger Drilling		23
8	SAMPLE PREPARATION, ANALYSES, AND SECURITY			25
9	DATA VERIFICATION			26
10	MINERAL PROCESSING AND METALLURGICAL TESTING			27
	10.1	Scope		27
	10.2	Methods of Chemical Analysis		27
	10.3	Flotation		28
	10.4	Sample Receiving		29
	10.5	Chemical Analysis of The Original Samples		29
	10.6	Flotation Results		31
	10.7	Size by Size Analysis		32
	10.8	Results and Conclusion		33
	10.9	Suggestion For Further Work		34

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page ii

11	MINERAL RESOURCE ESTIMATES	35
12	MINERAL RESERVE ESTIMATES	36
13	MINING METHODS	37
14	PROCESSING AND RECOVERY METHODS	38
15	INFRASTRUCTURE	39
16	MARKET STUDIES	40
17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	41
18	CAPITAL AND OPERATING COSTS	42
19	ECONOMIC ANALYSIS	43
20	ADJACENT PROPERTIES	44
21	OTHER RELEVANT DATA AND INFORMATION	45
22	INTERPRETATION AND CONCLUSIONS	46
23	RECOMMENDATIONS	47
24	REFERENCES	48
25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	49

LIST OF FIGURES

Figure 3-1	Location of the Malacacheta Project	10
Figure 3-2	Malacacheta Property Map	11
Figure 6-1	Geological Map of the Araçuaí Orogen	16
Figure 6-2	Simplified Geology of the Macaúbas Group (Pedrosa-Soares et al., 2007)	18
Figure 6-3	Local Geology of the Malacacheta Project	19
Figure 7-1	Surface Samples from 2023 Exploration Campaign	21
Figure 7-2	Surface Samples from 2024 Exploration Campaign	21
Figure 7-3	Outcrop of Graphitic Mica Schist with Intercalated Gneiss Layers	22
Figure 7-4	Outcrop of Graphitic Mica Schist with Flake Graphite	22
Figure 7-5	Flake Graphite and Graphitic Schist Outcrop	23
Figure 7-6	Location of Auger Holes in Tenement 831.698/2021	24
Figure 10-1	Test Work Flowsheet for Graphite Samples	27
Figure 10-2	Flotation Test Work Flowsheet	28

LIST OF TABLES

Table 1-1	Final Size Intervals and Grades for Flotation Test Work	5
Table 2-1	List of Abbreviations	9
Table 3-1	Malacacheta Mineral Rights Description	11
Table 7-1	Assay Results from 2023 Auger Drilling Campaign	24
Table 10-1	Sample Identification and Weight	29
Table 10-2	Analysis Results for LECO, XRF and LOI	30
Table 10-3	Analysis Results for PHY00D on Ashes	30
Table 10-4	Flotation Results for SMAL-00001	31
Table 10-5	Flotation Results for SMAL-00009	32
Table 10-6	Flotation Concentrate for SMAL-00001	32
Table 10-7	Flotation Concentrate for SMAL-00009	33
Table 10-8	Final Size Intervals and Grades for Flotation Test Work	33

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 3

1	SUMMARY

SGS was engaged by Atlas Critical Minerals Corporation (OTCQB: JUPGF, “Atlas Critical Minerals”) for the preparation of an independent Technical Report Summary (“TRS”) on the Malacacheta Graphite Project, located in the municipality of Malacacheta, Minas Gerais, Brazil. The purpose of this Technical Report is to support the disclosure of the Malacacheta Exploration Results.

This TRS presents the results of the Property of Merit of the Malacacheta Project (“Malacacheta”). completed for Atlas Critical Minerals Malacacheta Project and is the first TRS for the Project filed with the United States Securities and Exchange Commission (SEC).

The scope of the TRS is to complete a Property of Merit report on the Malacacheta Project.

The Malacacheta Project is located in the northeast region of the Minas Gerais state, Brazil, near the city of Malacacheta, approximately 435 km by road from Belo Horizonte. The property is located approximately 9 km northwest of the city of Malacacheta.

The project is in UTM zone 23S and is located at approximately 804,577 m E and 8,032,489 m N.

Atlas Critical Minerals owns two mineral rights in the municipality of Malacacheta covering a total of 1,258 ha. Atlas Critical Minerals initiated geological reconnaissance of the property in 2023, which included detailed geological mapping, outcrop sampling and an auger sampling program.

1.1	Introduction

This TRS was prepared at the request of Atlas Critical Minerals Corporation, with its principal place of business at Rua Antônio de Albuquerque, 156, Suite 1720, Belo Horizonte, Minas Gerais, Brazil, 30112-010.

Atlas Critical Minerals is a critical minerals exploration company engaged in the exploration of graphite and rare earth elements (REEs) in Brazil.

Currently, Atlas Critical Minerals Corporation common stock is quoted for trading on the OTCQB operated by the OTC Markets Group, Inc. under the symbol “JUPGF.” Atlas Critical Minerals has applied for listing of their common stock on the Nasdaq Capital Market under the symbol “ATCX.”

This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

1.2	Property Description, Location, Access, and Physiography

The Malacacheta Project is located in northeast Minas Gerais State, about 435 km by road from Belo Horizonte. The property is located approximately 9 km northwest of the city of Malacacheta.

The climate in the Project area is classified as tropical savanna (Aw) according with the Köppen classification (Köppen, 1936). This climate type is known for having a distinct wet and dry season, while temperatures remain warm to hot year-round.

Malacacheta is predominantly an agricultural centre, with limited availability for basic services.

Analytical and drilling services would be contracted in the metropolitan region of Belo Horizonte. Skilled and semi-skilled labor is available in the region to support exploration activities.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 4

There is limited local infrastructure in proximity to the project. The Irapé Hydroelectric Power Plant is approximately 120km northwest of the property, which could provide power for the project. There is a network of mostly unpaved roads joining the property to local towns.

1.3	History

The project area has been included in some regional mapping campaigns, but there is no record of historical exploration in the area. However, there is evidence of historical artisanal mining in the form of small galleries excavated in pegmatite outcrops containing occurrences of citrine, alexandrite and large muscovite sheets.

1.4	Geology and Mineralization

The South American Platform is composed of Archean and Proterozoic metamorphic and igneous complexes, forming the continental core of South America (Almeida, 1984). Its consolidation occurred between the late Proterozoic and early Paleozoic, during the Brasiliano/Pan-African Orogenic Cycle (Trompette, 1994). This platform comprises three main shield areas, represented by cratons and Neoproterozoic fold belts: the Guiana Shield, the Central Brazil Shield, and the Atlantic Shield. The latter includes the São Francisco Craton and its surrounding belts (Almeida, 1984). The Araçuaí Belt borders the São Francisco Craton to the east and is part of the system of mobile belts associated with the amalgamation of the Gondwana supercontinent (Pedrosa-Soares and Wiedmann, 2000).

The evolution of the Araçuaí Orogen began with the opening of the Macaúbas Basin (~880 Ma) in an advanced continental rift setting, possibly forming a confined oceanic basin with limited development of oceanic crust. During this stage, the Capelinha and Chapada Acauã units were deposited. The closure of the basin led to the collision between the São Francisco and Congo cratons (~580 Ma), causing deformation and metamorphism of the entire Macaúbas Group sequence, including glacial units (Chapada Acauã) and volcano-sedimentary units (Ribeirão da Folha). Following the collision, orogenic collapse occurred, accompanied by the deposition of the Salinas Formation in post-collisional basins (Pedrosa-Soares et al., 2007).

The basement of the Araçuaí Orogen is composed of Archean and Paleoproterozoic complexes such as Guanhães, Gouveia, Porteirinha, Mantiqueira, Juiz de Fora, and Pocrane, all reworked during the Brasiliano orogeny. These complexes include TTG gneisses, migmatites, and granitoids, with isotopic signatures indicating ancient crustal sources. In the western portion of the orogen, the Espinhaço Supergroup crops out, comprising rift-related sequences that were deformed during the Brasiliano event (Noce et al., 2007; Degler et al., 2018).

The Macaúbas Group records the evolution of a Neoproterozoic basin that transitioned from a continental rift to a passive margin, with incipient oceanic crust formation, interpreted from tectonic ophiolites, plagiogranites, and records from the Ribeirão da Folha Formation. It is subdivided into pre-glacial, glacial, and post-glacial successions. The Capelinha Formation (pre-glacial) comprises graphitic metapelites associated with quartzites and amphibolites. The Ribeirão da Folha Formation (post-glacial) includes graphitic schists interlayered with turbidites and calcsilicate rocks in the western portion, and an ophiolitic sequence with graphite in metasedimentary rocks in the eastern portion (Pedrosa-Soares et al., 2007; Castro, 2014; Queiroga et al., 2007).

The mineralization at the Malacacheta project is classified as a flake graphite occurrence.

Flake graphite deposits are formed in regional metamorphic sequences ranging from upper amphibolite to granulite grade, coeval with peak metamorphism, and may also be found in the same districts as vein deposits. Texturally, flake graphite deposits vary from disseminations to high-grade (> 50 wt.%) concentrations in pods or lenses that are typically focused along lithologic contacts and within fold hinges.

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1.5	Exploration

Initial exploration started in 2023, and Atlas Critical Minerals identified surface outcrops with visible graphite, delineated mineralized bodies, and established a primary structural trend. Rock samples were collected (nine samples), and preliminary auger core drilling was conducted (21 drill holes), providing strong indications of the project’s potential.

Further exploration was undertaken in 2024, which expanded the understanding of the Malacacheta Project’s mineral potential. Atlas Critical Minerals systematically mapped and described 43 new points, paying close attention to surface exposures. A comprehensive sampling program was completed, with 17 samples of graphite schist and mica-schist with graphite collected from the two exploration permit areas.

Atlas Critical Minerals identified significant graphite schist bodies within both exploration areas, intercalated as lenses within mica schist. The tenement 830.954/2021 stands out as the most promising, with two highly prospective occurrences observed, mapped and sampled.

1.6	Data Verification

No property inspection has been completed at this time.

1.7	Mineral Processing and Metallurgical Testing

In 2025 Atlas submitted nine samples collected at the property to SGS Geosol in Belo Horizonte, Brazil for test work and flotation tests.

The results summarized in Table 1-1 indicate that the two samples used for flotation test work achieved grades between 91.3% and 97.7% graphitic carbon.

Using conventional flotation, grinding and attrition techniques, the final graphite concentrates achieved grades of 91.9% and 96.5% total graphite carbon, demonstrating the amenability of the Malacacheta Project to flotation.

Table 1-1 Final Size Intervals and Grades for Flotation Test Work

Size Interval (µm)	C-Graph (%) SMAL-00001	C-Graph (%) SMAL-00009
+300	93.0	-
-300+180	96.6	93.8
-180+150	94.5	95.3
-150+75	93.1	97.7
-75	91.3	93.0
CONC CLN V EXP	91.9	96.5

1.8	Mineral Resource Estimates

There are no Mineral Resource Estimates on this Project.

1.9	Adjacent Properties

There is no information on properties adjacent to the Project necessary to make the TRS understandable and not misleading.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 6

1.10	Conclusions and Recommendations

1.10.1	Conclusions

SGS Geological Services Inc. (“SGS”) was contracted by Atlas Critical Minerals Corporation (“Atlas Critical Minerals” or the “Company”) to complete a Property of Merit for the Malacacheta Graphite Project near the city of Teófilo Otoni, Brazil, and to prepare a Public Report in accordance with the §§ 229.601(b)(96) Technical report (subpart 229.1300 of Regulation S-K) written in support of a Property of Merit on the Malacacheta Project.

This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

Initial exploration started in 2023, and Atlas Critical Minerals identified surface outcrops with visible graphite, delineated mineralized bodies, and established a primary structural trend. Rock samples were collected (nine samples), and preliminary auger core drilling was conducted (21 drill holes), providing strong indications of the project’s potential.

Further exploration was undertaken in 2024, which expanded the understanding of the Malacacheta Project’s mineral potential. Atlas Critical Minerals systematically mapped and described 43 new points, paying close attention to surface exposures and sub-surface features. A comprehensive sampling program was completed, with 17 samples of graphite schist and mica-schist with graphite collected from the two exploration permit areas.

1.10.2	Recommendations

Atlas Critical Minerals identified significant graphite schist bodies within both exploration areas, intercalated as lenses within mica schist. The tenement 830.954/2021 stands out as the most promising, with two highly prospective occurrences observed, mapped and sampled

Atlas have defined further exploration work across the property, as detailed below. The QP recommends that Atlas proceed with these exploration programs.

●	A Geophysical Magnetometric Survey (Drone MAG), Aerophotogrammetry, and detailed topographic surveying using Lidar, with a budget of US$ 75,000.00.

●	Detailed fieldwork, including the collection of samples for chemical analysis to support high-resolution geological mapping, to be carried out by Atlas Critical Minerals’s team of geologists, with a budget of US$ 85,000.00.

●	In addition, the program will include a 5,000-meter drilling campaign, supported by the implementation of all necessary infrastructure for a complete sample management and quality control chain. This will encompass chemical analyses, proper sample storage in a dedicated facility, and the application of rigorous QA/QC protocols. The estimated budget for this phase is US$1,550,000.00

●	The Atlas team will be responsible for managing and supervising field activities, with a budget of US$ 160,000.00.

●	Metallurgical Testing and SK-1,300 resource report with US$ 170,000.00.

●	Contingency US$ 105,000.00.

●	The total value of expenditures for the exploration program is US$ 2,145,000.00 for the resource report definition of both areas.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 7

2	INTRODUCTION

SGS was engaged by Atlas Critical Minerals Corporation (OTCQB: JUPGF, “Atlas Critical Minerals”) for the preparation of an independent Technical Report Summary (“TRS”) on the Malacacheta Graphite Project, located in the municipality of Malacacheta, Minas Gerais, Brazil.

This TRS presents the results of the Property of Merit of the Malacacheta Project (“Malacacheta”). completed for Atlas Critical Minerals Malacacheta Project and is the first TRS for the Project filed with the United States Securities and Exchange Commission (SEC).

The scope of the TRS is to complete a Property of Merit report on the Malacacheta Project.

The Malacacheta Project is located in the northeast region of the Minas Gerais state, Brazil, near the city of Malacacheta, approximately 435 km by road from Belo Horizonte. The property is located approximately 9 km northwest of the city of Malacacheta.

The project is in UTM zone 23S and is located at approximately 804,577 m E and 8,032,489 m N.

Atlas Critical Minerals owns two mineral rights in the municipality of Malacacheta covering a total of 1,258 ha. Atlas Critical Minerals initiated geological reconnaissance of the property in 2023, which included detailed geological mapping, outcrop sampling and an auger sampling program.

2.1	Registrant Information

This TRS was prepared at the request of Atlas Critical Minerals Corporation (formerly Jupiter Gold Corporation), with its principal place of business at Rua Antônio de Albuquerque, 156, Suite 1720, Belo Horizonte, Minas Gerais, Brazil, 30112-010.

Atlas Critical Minerals is a diversified mining company with significant mineral rights in rare earths elements (REEs), titanium, natural graphite, uranium, copper, nickel, iron ore, quartzite, and gold in Brazil.

Currently, Atlas Critical Minerals Corporation common stock is quoted for trading on the OTCQB operated by the OTC Markets Group, Inc. under the symbol “JUPGF.” Atlas Critical Minerals has applied for listing of their common stock on the Nasdaq Capital Market under the symbol “ATCX.”

2.2	Terms of Reference and Purpose

SGS Geological Services Inc. (“SGS”) was contracted by Atlas Critical Minerals Corporation (“Atlas Critical Minerals” or the “Company”) to complete a Property of Merit for the Malacacheta Graphite Project near the city of Teófilo Otoni, Brazil, and to prepare a Public Report in accordance with the §§ 229.601(b)(96) Technical report (subpart 229.1300 of Regulation S-K) written in support of a Property of Merit on the Malacacheta Project.

This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

The purpose of this Technical Report is to support the disclosure of the Malacacheta Exploration Results.

2.3	Sources of Information

SGS Canada Inc. (“SGS”) was commissioned by Atlas Critical Minerals to prepare this TRS. In preparing this report, SGS relied upon input from Atlas Critical Minerals.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 8

Section 24 includes the reference documents that are part of the sources of information used in the preparation of this TRS.

SGS is an independent company and is not associate or affiliate of Atlas Critical Minerals or any associated company of Atlas Critical Minerals.

This TRS was prepared by SGS, and communication with Atlas Critical Minerals sources was conducted through the following list of personnel:

●	Eduardo Queiroz, Mariella Catarino, and Lucas Roux - Consultants

●	Igor Tkachenko - Advisor

2.4	Personal Inspection Summary

No property inspection has been completed at this time.

2.5	Previously Filed Technical Report Summary Report

There have been no previous reports filed on this property.

2.6	Units and Abbreviations

All units of measurement used in this technical report are International System of Units (SI) or metric, except for Imperial units that are commonly used in industry (e.g., ounces (oz.) and pounds (lb.) for the mass of precious and base metals). All currency is in US dollars, unless otherwise noted. Frequently used abbreviations and acronyms can be found in Table 2-1.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 9

Table 2-1 List of Abbreviations

$	Dollar sign	m	Metres
%	Percent sign	m2	Square meters
°	Degree	m3	Cubic meters
°C	Degree Celsius	masl	Metres above sea level
°F	Degree Fahrenheit	mm	millimeter
µm	micron	mm2	square millimeter
AA	Atomic absorption	mm3	cubic millimeter
Au	Gold	Moz	Million troy ounces
Az	Azimuth	MRE	Mineral Resource Estimate
$CAD	Canadian dollar	Mt	Million tonnes
cm	centimeter	mtph	Metric Tonnes per Hour
cm2	square centimeter	N	North
cm3	cubic centimeter	NAD 83	North American Datum of 1983
C	Carbon	Ni	Nickel
Co	Cobalt	NQ	Drill core size (4.8 cm in diameter)
DDH	Diamond drill hole	OES	Optical emission spectroscopy
E	East	ppm	Parts per million
ft	Feet	QA	Quality Assurance
ft2	Square feet	QC	Quality Control
ft3	Cubic feet	QP	Qualified Person
g	Grams	RC	Reverse circulation drilling
GPS	Global Positioning System	RQD	Rock quality description
Ha	Hectares	SG	Specific Gravity
HQ	Drill core size (6.3 cm in diameter)	Ton	Short Ton
ICP	Induced coupled plasma	Tonnes or T	Metric tonnes
kg	Kilograms	$US	US Dollar
km	Kilometers	UTM	Universal Transverse Mercator
km2	Square kilometer

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 10

3	PROPERTY DESCRIPTION

3.1	Property Description and Location

The Malacacheta Project is located in the northeast region of the Minas Gerais state, Brazil, near the city of Malacacheta, approximately 435 km by road from Belo Horizonte. The property is located approximately 9 km northwest of the city of Malacacheta.

The project is in UTM zone 23S and is located at approximately 804,577 m E and 8,032,489 m N.

Figure 3-1 shows the location of the project.

Figure 3-1 Location of the Malacacheta Project

BRAZIL
MG
Malacacheta
Belo Horizonte
435 km
120
381
0 25 50 km
LEGEND
Road Malacacheta to Belo Horizonte
ATLAS GRAPHITE LOCATION MAP
Drawn by
SGS Geological Services
July 18, 2025
Coordinate System
Sirgas 2000/UTM Zone 23S
600000
700000
800000
900000
8000000
7900000
7800000

3.2	Mineral Tenure

The legal framework for the development and use of mineral resources in Brazil was established by the Brazilian Federal Constitution, which was enacted on October 5, 1988 (the Brazilian Constitution) and the Brazilian mining code, which was enacted on January 29, 1940 (Decree-law 1985/40, later modified by Decree-law 227, of February 29, 1967, the Brazilian Mining Code).

According to the Brazilian Constitution, all mineral resources in Brazil are the property of the Federal Government. The Brazilian Constitution also guarantees mining companies the full property of the mineral products that are mined under their respective concessions. Mineral rights come under the jurisdiction of the Federal Government and mining legislation is enacted at the Federal level only. To apply for and acquire mineral rights, a company must be incorporated under Brazilian law, have its management domiciled within Brazil, and its head office and administration in Brazil.

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In general, there are no restrictions on foreign investment in the Brazilian mining industry, except for mining companies that operate, or hold mineral rights within a 150 km-wide strip of land parallel to the Brazilian terrestrial borders. In this instance the equity interests of such companies have to be majority Brazilian-owned. Exploration and mining activities in the border zone are regulated by the Brazilian Mining Code and supporting legislation.

The Malacacheta project consists of two exploration permits covering an area of 1,258.2 ha. The tenement holdings are summarised in Table 3-1 and the location is shown in Figure 3-2.

Table 3-1 Malacacheta Mineral Rights Description

Tenement	Year Granted	Area (Ha)	Phase
831.698/2021	2021	260.95	Exploration Permit
830.954/2021	2021	997.28	Exploration Permit

Figure 3-2 Malacacheta Property Map

800000
810000
Atlas Critical Minerals Tenements
830954/2021
831698/2021
8030000
10 Km
8 Km
BRAZIL
MG
Malacacheta
Location Map
Legend
Cartographic Conventions
Tenements
Towns
0 1 2 km
1:60000
Datum: Sirgas2000
Zone: 23 s
Units: Meters

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 12

3.3	Surface Rights

Under Brazilian law, foreign companies may acquire surface rights as long as the share capital is controlled by Brazilians. However, the holder of an exploration license is guaranteed by law access to conduct exploration field work, provided that adequate compensation is paid to third-party landowners, and that the holder of the exploration license assumes all environmental responsibilities arising from the exploration work.

After the exploration license is granted by the Brazilian government, Atlas Critical Minerals negotiates and obtains the necessary authorizations for access to the properties for research and exploration activities, with the exercise of mining activity guaranteed by the Brazilian Federal Constitution.

Atlas Critical Minerals is responsible for the reclamation of areas used for drilling, safety of personnel in the work area, monetary compensation to the landowner for surface damage caused by mineral exploration activities, and all environmental liabilities resultant from exploration activities.

3.4	Royalties and Encumbrances

Atlas Critical Minerals reports that there are no liens and encumbrances associated with the property.

3.5	Reliance on Other Experts

The QP has not reviewed the mineral tenure, nor independently verified the legal status, ownership of the Project area, underlying property agreements or permits. The QP has fully relied upon, and disclaims responsibility for, information supplied to them by Atlas Critical Minerals.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 13

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

4.1	Accessibility

The Malacacheta Project is located in northeast Minas Gerais State, about 435 km by road from Belo Horizonte. The property is located approximately 9km northwest of the city of Malacacheta.

4.2	Climate

The climate in the Project area is classified as tropical savanna (Aw) according with the Köppen classification (Köppen, 1936). This climate type is known for having a distinct wet and dry season, while temperatures remain warm to hot year-round.

The daily average high ranges from 24°C (July) to 30°C (January), while the average daily low ranges from 13°C (July) to 20°C (February).

Malacacheta has a distinct wet and dry season and usually has the most precipitation in February, November and December, with an average of 17 rainy days and 193 mm of precipitation per month. The driest months in Malacacheta are June, July and September. On average, 18 mm of precipitation falls during these months.

Exploration work can be carried out year-round.

4.3	Local Resources

Malacacheta is predominantly an agricultural centre, with limited availability for basic services.

Analytical and drilling services would be contracted in the metropolitan region of Belo Horizonte. Skilled and semi-skilled labor is available in the region to support exploration activities.

4.4	Infrastructure

There is limited local infrastructure in proximity to the project. The Irapé Hydroelectric Power Plant is approximately 120km northwest of the property, which could provide power for the project. There is a network of mostly unpaved roads joining the property to local towns.

4.5	Physiography

The property is located within the southern portion of the Jequitinhonha River basin.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 14

5	HISTORY

The project area has been included in some regional mapping campaigns, but there is no record of historical exploration in the area. However, there is evidence of historical artisanal mining in the form of small galleries excavated in pegmatite outcrops containing occurrences of citrine, alexandrite and large muscovite sheets.

5.1	Historical Resource Estimates

There are no historical estimates for the project.

5.2	Past Production

There is evidence of historical artisanal mining on the property, but there are no official records of production.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 15

6	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1	Regional Geology

The South American Platform is composed of Archean and Proterozoic metamorphic and igneous complexes, forming the continental core of South America (Almeida, 1984). Its consolidation occurred between the late Proterozoic and early Paleozoic, during the Brasiliano/Pan-African Orogenic Cycle (Trompette, 1994). This platform comprises three main shield areas, represented by cratons and Neoproterozoic fold belts: the Guiana Shield, the Central Brazil Shield, and the Atlantic Shield. The latter includes the São Francisco Craton and its surrounding belts (Almeida, 1984). The Araçuaí Belt borders the São Francisco Craton to the east and is part of the system of mobile belts associated with the amalgamation of the Gondwana supercontinent (Pedrosa-Soares and Wiedmann, 2000) (Figure 6-1).

The evolution of the Araçuaí Orogen began with the opening of the Macaúbas Basin (~880 Ma) in an advanced continental rift setting, possibly forming a confined oceanic basin with limited development of oceanic crust. During this stage, the Capelinha and Chapada Acauã units were deposited. The closure of the basin led to the collision between the São Francisco and Congo cratons (~580 Ma), causing deformation and metamorphism of the entire Macaúbas Group sequence, including glacial units (Chapada Acauã) and volcano-sedimentary units (Ribeirão da Folha). Following the collision, orogenic collapse occurred, accompanied by the deposition of the Salinas Formation in post-collisional basins (Pedrosa-Soares et al., 2007).

The basement of the Araçuaí Orogen is composed of Archean and Paleoproterozoic complexes such as Guanhães, Gouveia, Porteirinha, Mantiqueira, Juiz de Fora, and Pocrane, all reworked during the Brasiliano orogeny. These complexes include TTG gneisses, migmatites, and granitoids, with isotopic signatures indicating ancient crustal sources. In the western portion of the orogen, the Espinhaço Supergroup crops out, comprising rift-related sequences that were deformed during the Brasiliano event (Noce et al., 2007; Degler et al., 2018).

The Macaúbas Group records the evolution of a Neoproterozoic basin that transitioned from a continental rift to a passive margin, with incipient oceanic crust formation, interpreted from tectonic ophiolites, plagiogranites, and records from the Ribeirão da Folha Formation. It is subdivided into pre-glacial, glacial, and post-glacial successions. The Capelinha Formation (pre-glacial) comprises graphitic metapelites associated with quartzites and amphibolites. The Ribeirão da Folha Formation (post-glacial) includes graphitic schists interlayered with turbidites and calcsilicate rocks in the western portion, and an ophiolitic sequence with graphite in metasedimentary rocks in the eastern portion (Pedrosa-Soares et al., 2007; Castro, 2014; Queiroga et al., 2007).

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 16

Figure 6-1 Geological Map of the Araçuaí Orogen

BRAZIL
Atlantic
Ocean
SFC
Belo Horizonte
Vitória
Araçuaí orogen
TQ Cenozoic cover
ARAÇUAÍ OROGEN
Cambrian (post-collisional plutonism)
G5 supersuite: I-type plutons (520-490 Ma)
G4 supersuite: S-type granites (535-500 Ma)
Neoproterozoic
G2 supersuite: syn-collisional, S-type granites (582-560 Ma); and bodies of late to post-collisional G3 leucogranites
Rio Doce Group (RD, arc supracrustals) and Salinas Formation (S, flysch): age < 630 Ma
G1 supersuite: pre-collisional, I-type, calc-alkaline plutons (630-585 Ma)
Mélange zone: basement-ophiolite-arc-forearc-flysch rock-assemblage
Paragneiss complexes: Nova Venécia (NV, back-arc); Jequitinhonha (J); pg, undivided
Ophiolite bodies: meta-ultramafic-mafic rocks and plagiogranites (650 - 600 Ma)
Ribeirão da Folha and Capelinha fms (Macaúbas Gr.), and Dom Silvério Group (DS)
Duas Barras, Serra do Catuni and Chapada Acauã fms (Macaúbas Group, age < 900 Ma)
Rift-related, A-type, Salto da Divisa plutonic, bimodal suite (c. 875 Ma)
Rio Doce Arc
SÃO FRANCISCO CRATON
Neoproterozoic cover: Bambuí (B) and Rio Pardo (RP) groups
Alkaline intrusions (730-690 Ma)
Pre-Neoproterozoic
Espinhaço Supergroup (E) and basement units
São Francisco craton
Pardo River
Jequitinhonha River
Araçuaí River
Mucuri River
Doce River
Araçuaí
Turmalina
Ribeirão da Folha
S.G. Rio Preto
Couto Magalhães
Diamantina
Confins
Belo Horizonte
Teófilo Otoni
Governador Valadares
Conselheiro Pena
Baixo Guandu
Pancas
Colatina
Vitória
Guarapari
Atlantic Ocean
Abre Campo s. z.
50 km
ARAÇUAÍ OROGEN
São Francisco craton
continental rift
passive margin and ocean floor
magmatic arc
syn- to post-collisional plutonism
back-arc basin
chlorite
biotite
garnet
staurolite
kyanite
garnet-sillimanite
garnet-cordierite-sillimanite + widespread partial melting
A
B
NW
SE
0
100 km
Macaúbas Group
Cratonic cover: Bambuí Group
Post-glacial, passive margin to oceanic deposits
Ribeirão da Folha ophiolite
Post-glacial, sand-mud passive margin sedimentation
Espinhaço Supergroup and basement units
Glaciogenic sedimentation
Rift mafic volcanism
Pre-glacial sedimentation
Post-collisional, S-type G4 granites
Post-collisional, I-type G5 intrusions
Syn- to post-collisional, G2 and G3 granites
Magmatic arc, G1 supersuite
Salinas flysch and Rio Doce arc supracrustals
Nova Venécia paragneissic complex

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 17

6.2	Local and Property Geology

The project area is located in the central-northern portion of the state of Minas Gerais, where units of the Macaúbas Group predominate—particularly the Capelinha and Ribeirão da Folha formations—which occur as narrow, strongly deformed bands. These units outcrop amidst the gneisses of the Guanhães Group, represented in the region mainly by the Serra Negra Formation, which shows no evidence of graphite mineralization.

The Capelinha Formation, a pre-glacial unit, is composed of graphitic metapelites, quartzites, and amphibolites. The Ribeirão da Folha Formation, on the other hand, is post-glacial in nature and consists of graphitic schists interlayered with turbidites, calc-silicate rocks, and a well-developed ophiolitic sequence in the eastern portion of the basin (Pedrosa-Soares et al., 2007; Queiroga et al., 2007; Castro, 2014). Metamorphism and deformation resulting from the São Francisco–Congo collision (~580 Ma) facilitated the transformation of these carbon-rich sediments into graphite. Figure 6-2 shows the simplified geology of the Macaúbas Group.

The rocks of the Guanhães Group, consist of banded gneisses interlayered with quartzite and amphibolite. Based on geochronological data from Müller et al. (1986), an Archean age is inferred for the Guanhães rocks, which form the basement to the Neoproterozoic cover of the Macaúbas Group.

The contact between the Guanhães and Macaúbas Groups is strongly deformed, with the development of mylonitic zones indicating intense shearing. The regional structural framework is characterized by E-W-trending isoclinal folds, with shear zones and predominantly dextral movement oriented NW-SE (Pedrosa-Soares & Wiedemann, 2000).

The rocks of the Macaúbas Group occur in the northern half of the project area, as well as in narrow bands in the southern portion, and are mainly represented in the area of interest by the Capelinha and Ribeirão da Folha formations, which host the most significant graphite mineralizations. Although other units are part of the Macaúbas Group, these two formations are the most relevant in terms of graphite mineralization (Castro, 2014). Figure 6-3 shows the local geology of the Malacachetas project area.

Regional metamorphism in the Araçuaí Belt—particularly affecting the Capelinha and Ribeirão da Folha units—ranges from greenschist to granulite facies, showing a progressive increase in metamorphic grade from NW to SE (Degler et al., 2018; Queiroga et al., 2007). The Capelinha Formation records typical amphibolite facies conditions, while the Ribeirão da Folha Formation presents evidence of medium- to high-grade metamorphism, including the presence of minerals such as sillimanite and garnet, indicating zones near the amphibolite–granulite transition (Castro, 2014).

This entire geological package was later affected by magmatic events associated with the late to post-tectonic granitogenesis of the Araçuaí Orogen, marked by the intrusion of granitoids dated between 560 and 500 Ma. These granites cut across both the basement and the metasedimentary units of the Macaúbas Group, including the Capelinha and Ribeirão da Folha formations, and are associated with the orogenic collapse phase and thermal reequilibration of the crust (Pedrosa-Soares et al., 2001; Silva et al., 2015).

Recent sedimentary covers of the colluvial-detrital type overlie parts of the Macaúbas Group units in the northern and northwestern portions of the project area. The Malacacheta region and its surroundings—particularly toward Teófilo Otoni—are known for a wide variety of mineral resources. In addition to graphite deposits, notable occurrences include gemstones such as alexandrite, citrine, aquamarine, beryl, tourmaline, quartz, and mica (CPRM, 2003; Ferreira et al., 2016).

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 18

Figure 6-2 Simplified Geology of the Macaúbas Group (Pedrosa-Soares et al., 2007)

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 19

Figure 6-3 Local Geology of the Malacacheta Project

6.3	Deposit Type

The mineralization at the Malacacheta project is classified as a flake graphite occurrence.

Flake graphite deposits are formed in regional metamorphic sequences ranging from upper amphibolite to granulite grade, coeval with peak metamorphism, and may also be found in the same districts as vein deposits. Texturally, flake graphite deposits vary from disseminations to high-grade (> 50 wt.%) concentrations in pods or lenses that are typically focused along lithologic contacts and within fold hinges (Case et al., 2023).

Crystalline flake graphite deposits are usually sedimentary in origin. They occur when carbon-rich organic content accumulated during sedimentation is transformed into graphitic carbon crystals, or flakes, during metamorphism. They are commonly stratabound and hosted by porphyroblastic and granoblastic paragneiss, marbles, and quartzites (Harben and Kuzvart, 1996). Alumina-rich paragneiss and marble units in upper amphibolite or granulite grade metamorphic terranes are the most favourable host rocks. When present, flake graphite usually occurs in thin, centimeter to metre wide bands. In favourable conditions, wider coalescing bands in fold crests can provide sufficient volume needed for an economic deposit.

Economically significant deposits are several metres to tens of metres thick and hundreds of metres in strike length. The economic quantifiers in flake graphite deposits are mostly graphite flake size, quantity and purity. According to Simandl, G.J. and Kenan, W.M. (1997), “Grade and tonnage of producing mines and developed prospects varies substantially. The median grade and size is 9.0 % C(g) and 2.4 M tonnes respectively (Bliss and Sutphin, 1992). Depending on market conditions, large deposits containing high proportions of coarse flakes, which can be easily liberated, may be economic with grades as low as 4%”.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 20

7	EXPLORATION

Initial exploration started in 2023 and Atlas Critical Minerals identified surface outcrops with visible graphite, delineated mineralized bodies, and established a primary structural trend. Rock samples were collected (nine samples), and preliminary auger core drilling was conducted (21 drill holes), providing strong indications of the project’s potential.

Further exploration was undertaken in 2024, which expanded the understanding of the Malacacheta Project’s mineral potential. Atlas Critical Minerals systematically mapped and described 43 new points, paying close attention to surface exposures. A comprehensive sampling program was completed, with 17 samples of graphite schist and mica-schist with graphite collected from the two exploration permit areas.

Atlas Critical Minerals identified significant graphite schist bodies within both exploration areas, intercalated as lenses within mica schist. The tenement 830.954/2021 stands out as the most promising, with two highly significant occurrences observed, mapped and sampled.

The geology team carried out the following mineral exploration activities:

●	Compilation of public data: GIS database containing mainly lithologies, geophysics, public mapping data.

●	Geological reconnaissance: Two geological reconnaissance campaigns were carried out in the area, one in 2023 and the second in 2024, with the identification of graphitic outcrops, collection of samples and delimitation of bodies

●	Sampling: 9 samples were collected during the first geological reconnaissance field (2023) and 17 samples in the second campaign in 2024.

●	Auger drilling: A total of 21 auger holes were drilled on the property in 2023.

7.1	Surface Sampling

In the 2023 exploration campaign, a total of nine surface samples were collected across the two tenements. Figure 7-1 shows the location of the samples.

The 2024 exploration campaign saw a total of 12 samples collected from tenement 830.954/2021. Figure 7-2 shows the location of the samples.

Figure 7-3 to Figure 7-5 show some of the outcrops mapped and sampled.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 21

Figure 7-1 Surface Samples from 2023 Exploration Campaign

800000.0
802500.0
805000.0
807500.0
810000.0
812500.0
8037500.0
8035000.0
8032500.0
8030000.0
830.954/2021
831.698/2021
MAM-05
MAM-06
MAM-07
MAM-02
MAM-03
MAM-08
MAM-09
0
1
2 km
Surface Samples - MAM
831698_2021_permit
830954_2021_permit
Google Satellite

Figure 7-2 Surface Samples from 2024 Exploration Campaign

830.954/2021
802000
804000
806000
8034000
8033000
8032000
8031000
N
PMAG 018
PMAG 021
PMAG 015
PMAG 011
PMAG 010
PMAG 014
PMAG 013
PMAG 004
PMAG 003
PMAG 001
PMAG 002
PMAG 023
Legend
Cartographic Conventions
Drainage
Areas
Geological Samples
Samples
Lithology
Graphite Schist + Mica Schist
Gneiss
0
500
1,000 m
1:20000
Datum: Sirgas2000
Zone: 23S
Units: Meters
BRAZIL
MG
ATLAS
CRITICAL MINERALS

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 22

Figure 7-3 Outcrop of Graphitic Mica Schist with Intercalated Gneiss Layers

Figure 7-4 Outcrop of Graphitic Mica Schist with Flake Graphite

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 23

Figure 7-5 Flake Graphite and Graphitic Schist Outcrop

7.2	Auger Drilling

A campaign of auger drilling was undertaken during the 2023 exploration program. A total of 21 auger holes were drilled around a prospective area in tenement 831.698/2021.

Seven holes intercepted graphite in a roughly north-south trending corridor. Figure 7-6 shows the location of the auger holes and Table 7-1 shows the significant assays.

It should be noted that three of the holes finished in graphitic schist, as the auger was at refusal.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 24

Figure 7-6 Location of Auger Holes in Tenement 831.698/2021

808200
808400
8032800
8032600
Legenda
Furos de Sondagem
Corpo de Grafita
N
TR-MC-09
TR-MC-08
TR-MC-07
TR-MC-11
TR-MC-06
TR-MC-10
TR-MC-14
TR-MC-02
TR-MC-29
TR-MC-03
TR-MC-27
TR-MC-13
TR-MC-20
TR-MC-17
TR-MC-28
TR-MC-16
TR-MC-01
TR-MC-26
TR-MC-23
TR-MC-18
TR-MC-22
TR-MC-25
TR-MC-24
TR-MC-21
0 16 32 48 Metros

Table 7-1 Assay Results from 2023 Auger Drilling Campaign

Auger Hole	From (m)	To (m)	Intercept (m)	Graphite (%)
TR-MC-01	0	3	3	7.74
	7	10	3	5.68
TR-MC-04	10	13	3	5.20
	21	23*	2	4.84
TR-MC-06	1	3	2	3.78
TR-MC-07	3	5	2	5.12
TR-MC-08	2	4	2	4.63
TR-MC-10	10	12*	2	4.02
TR-MC-25	2	8*	6	6.30

Note: * denotes hole that finished in graphitic schist.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 25

8	SAMPLE PREPARATION, ANALYSES, AND SECURITY

This section is not relevant to this Report.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 26

9	DATA VERIFICATION

No property inspection has been completed at this time.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 27

10	MINERAL PROCESSING AND METALLURGICAL TESTING

10.1	Scope

Atlas submitted nine samples collected at the property to SGS Geosol in Belo Horizonte, Brazil. The test work comprised:

●	crushing samples to top size of 1.0 mm

●	determining the head assay of the samples

●	flotation after regrinding and attrition for two of the samples

●	size-by-size analysis of the final flotation concentrates

Figure 10-1 shows the test work flowsheet.

Figure 10-1 Test Work Flowsheet for Graphite Samples

10.2	Methods of Chemical Analysis

Chemical analysis of the original samples and their products was conducted by the following methods:

●	GC_CSA05V: determination of graphitic carbon via LECO

●	XRF82GR: x-ray fluorescence to determine the contaminants

●	PHY01E: lost on ignition

●	PHY00D: ashes determination by gravimetry.

●	GC_ICP40BGR: ICP scan of the ashes

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 28

10.3	Flotation

The flotation test work included rougher flotation, grinding and five stages of cleaning with two attrition stages in between. It is important to note there are no circulating loads in the flowsheet, so that all flotation tailings are final. The flotation test work was performed in an open circuit.

All flotation tests were conducted by means of the Denver D12 mechanism equipped with air filters, air flowmeter and tachometer. Cell volume was 13 litres, impeller speed was 1600 rpm, air flowrate was 4.0 litres per minute were the same for both rougher and cleaner. The reagent scheme, however, was different for each stage:

●	rougher: 1000 g/t of dispersant (Sodium silicate), 375 g/t of collector (Kerosene) and 200 g/t of frother (Flotanol D-25);

●	cleaner 1, 2 and 4: 50 g/t of collector (Kerosene) and 25 g/t of frother (Flotanol D-25);

●	no reagents were added to cleaner 3 and 5.

Grinding of the rougher concentrate was conducted by means of a 12 cm x 20 cm mill, charged with a load of 2.25 kg of 12.5 mm ball load for 10 minutes. The concentrates from cleaner 1 and 3 were submitted to attrition for 10 minutes at 1400 rpm by means of a scrubber which was immersed in zirconia beads of 2.4 mm diameter to form the grinding media. Due to the design of the scrubber, the pulp was forced to flow in opposite directions between the blades, effectively scouring the particle surfaces and removing debris and contaminants.

Figure 10-2 Flotation Test Work Flowsheet

ROM 100% <1.00mm
Rougher Flotation
Rougher Tail
Grinding (balls)
Cleaner 1 Flotation
Cleaner 1 Tail
Attrition I
Cleaner 2 Flotation
Cleaner 2 Tail
Cleaner 3 Flotation
Cleaner 3 Tail
Attrition II
Cleaner 4 Flotation
Cleaner 4 Tail
Cleaner 5 Flotation
Cleaner 5 Tail
Final Concentrate

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 29

10.4	Sample Receiving

In May 2025, Atlas sent surface outcrop samples to SGS Geosol. The samples were packed in individual plastic sample bags, with the sample ID clearly indicated on the outside of each bag.

Atlas submitted a total of 12 samples for test work, each weighing approximately 25 kg. Some samples were combined to form the final nine samples tested. Table 10-1 shows the final sample designations for test work.

Table 10-1 Sample Identification and Weight

Sample ID	Number of Units	Total Mass (kg)
SMAL - 00001	1	21.5
SMAL – 00002	1	24.2
SMAL – 00003	1	23.1
SMAL – 00004	3	71.0
SMAL – 00005	2	49.2
SMAL – 00006	1	24.3
SMAL – 00007	1	24.3
SMAL – 00008	1	23.6
SMAL - 00009	1	25.0

10.5	Chemical Analysis of The Original Samples

Results of the chemical analysis of the original samples via LECO, XRF and LOI are summarized in Table 10-2. These results indicate a range of 1.71% to 15.4% for graphitic carbon, with an average of 9.07%. The main contaminants were identified as silicates, ranging from 50% to 69% in terms of SiO2, as well as aluminum, from 12.7% to 21.3% Al2O3 and iron, from 1.53% to 18.1% Fe2O3.

The loss on ignition value (LOI) represents the weight percentage of all volatile substances released at a calcination temperature of 1100 °C, including graphitic carbon, as well as moisture, sulfur, organic matter and hydroxides. In this context, the sum of the content of graphitic carbon and other volatile substances in the ore is equivalent to the LOI, while the sum of the LOI and the oxides shown in Table 10-2 approaches 100%.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 30

Table 10-2 Analysis Results for LECO, XRF and LOI

Chemical Composition of the Original Samples
Sample	C-Graph (%)	LOI (%)	Al2O3 (%)	BaO (%)	Cr2O3 (%)	Fe2O3 (%)	K2O (%)	MgO (%)	MnO (%)	P2O5 (%)	SiO2 (%)	SrO (%)	TiO2 (%)	V2O5 (%)
SMAL-00001	15.4	19.4	13.1	0.04	0.03	3.24	1.31	0.35	0.01	0.05	62.3	0.02	0.72	0.09
SMAL-00002	3.24	13.5	21.3	0.07	0.02	6.65	0.64	<0.1	0.02	0.14	56.9	0.02	1.32	0.06
SMAL-00003	1.71	10.3	13.6	0.04	<0.01	5.43	0.34	<0.1	0.05	0.12	69.3	0.02	1.22	0.04
SMAL-00004	11.1	15.2	16.1	0.11	0.05	3.56	2.12	0.28	<0.01	0.06	26.4	0.02	0.85	0.09
SMAL-00005	11.5	14.2	13.7	0.11	0.03	1.78	2.26	0.31	<0.01	0.09	68.1	0.02	0.67	0.11
SMAL-00006	12.2	15.1	12.7	0.13	0.02	1.53	2.09	0.24	0.01	0.08	68.5	0.04	0.70	0.09
SMAL-00007	13.4	17.4	14.5	0.15	0.02	4.76	2.01	0.28	0.02	0.11	61.1	0.02	0.93	0.06
SMAL-00008	11.3	14.8	15.4	0.09	0.02	1.93	2.30	0.32	0.01	0.07	65.1	0.02	0.72	0.09
SMAL-00009	1.89	10.7	19.9	0.04	0.03	18.1	0.48	0.28	0.04	0.26	50.1	0.02	1.20	0.05

Results of PHY00D are summarized in Table 10-3, representing the weight percent of the remnants from calcination, that is, 100 – LOI.

Table 10-3 Analysis Results for PHY00D on Ashes

Chemical Composition of the Original Samples
Sample	Ashes (%)	Al_C (%)	Ca_C (%)	Fe_C (%)	K_C (%)	Mg_C (%)	Na_C (%)	P_C (%)	Ti_C (%)	Ba_C (%)	Cu_C (%)	La_C (%)	Sr_C (%)	V_C (%)
SMAL-00001	80.6	3.11	0.02	1.82	0.98	0.17	0.05	0.02	0.17	392	26.0	61.0	30.0	462
SMAL-00002	86.5	6.61	0.02	3.71	0.45	0.04	0.09	0.05	0.50	503	54.0	52.0	62.0	290
SMAL-00003	89.5	5.17	0.03	3.39	0.27	0.04	0.02	0.05	0.44	341	44.0	63.0	58.0	174
SMAL-00004	84.5	5.36	0.01	2.14	1.61	0.14	0.09	0.03	0.29	948	21.0	49.0	41.0	436
SMAL-00005	85.6	4.94	0.02	1.09	1.79	0.15	0.11	0.03	0.25	959	13.0	53.0	130	490
SMAL-00006	84.6	4.63	0.02	0.94	1.64	0.15	0.09	0.03	0.25	890	18.0	56.0	117	487
SMAL-00007	82.9	4.88	0.01	2.84	1.57	0.15	0.09	0.04	0.32	1155	30.0	57.0	122	273
SMAL-00008	83.8	4.63	0.01	1.11	1.80	0.15	0.11	0.03	0.26	867	35.0	46.0	84.0	456
SMAL-00009	89.1	6.52	0.02	11.4	0.35	0.14	0.02	0.10	0.53	345	71.0	52.0	23.0	258

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 31

10.6	Flotation Results

The samples with the highest and second lowest head grade respectively, SMAL - 00001 and SMAL - 00009 of 15.4% and 1.89% graphitic carbon, were submitted to flotation as per the flowsheet in Figure 10-2. The main objective of testing these two samples was to ensure the experimental conditions were suitable for the Malacacheta mineralization, in order to produce a final concentrate of high grade. The flotation results summarized in Table 10-4 and Table 10-5 indicated that:

●	sample SMAL - 00001 generated a final concentrate of high grade and recovery, namely, 91.9% graphitic carbon and 95.1% metallurgical recovery

●	the final concentrate generated by sample SMAL - 00009 was also high in grade, at 96.5% graphitic carbon, but the metallurgical recovery dropped to 73.6%.

Table 10-4 Flotation Results for SMAL-00001

Flotation: SMAL-00001
	Mass		Graphitic Carbon (%)
Stage	(g)	(%)	Assay	Distribution
ROM EXPERIMENTAL	2000	-	15.4	-
ROM CALCULATED	1966	100	15.4	100
ROUGHER TAIL	1112	56.6	0.48	1.76
ROUGHER CONC	854	43.4	34.9	98.2
CLEANER 1 TAIL	324	16.5	0.47	0.50
CLEANER I CONC	530	27.0	56.0	97.7
CLEANER II TAIL	158	8.04	0.50	0.26
CLEANER II CONC	372	18.9	79.5	97.5
CLEANER III TAIL	25.0	1.27	4.87	0.40
CLEANER III CONC	347	17.7	84.9	97.1
CLEANER IV TAIL	25.0	1.27	9.28	0.76
CLEANER IV CONC	322	16.4	90.8	96.3
CLEANER V TAIL	8.00	0.41	44.7	1.18
CLEANER V CONC	314	16.0	91.9	95.1

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 32

Table 10-5 Flotation Results for SMAL-00009

Flotation: SMAL-00009
	Mass		Graphitic Carbon (%)
Stage	(g)	(%)	Assay	Distribution
ROM EXPERIMENTAL	2000	-	1.89	-
ROM CALCULATED	1909	100	2.09	100
ROUGHER TAIL	1603	84.0	0.40	16.0
ROUGHER CONC	306	16.0	11.0	84.0
CLEANER 1 TAIL	202	10.6	1.22	6.15
CLEANER I CONC	105	5.47	29.8	77.8
CLEANER II TAIL	64.5	3.38	1.07	1.73
CLEANER II CONC	40.0	2.10	76.0	76.1
CLEANER III TAIL	5.50	0.29	10.5	1.45
CLEANER III CONC	34.5	1.81	86.4	74.6
CLEANER IV TAIL	3.50	0.18	6.09	0.53
CLEANER IV CONC	31.0	1.62	95.5	74.1
CLEANER V TAIL	0.50	0.03	37.0	0.46
CLEANER V CONC	30.5	1.60	96.5	73.6

10.7	Size by Size Analysis

The main objective of the tests was to evaluate whether the samples can be concentrated. It should be noted that in all particle size ranges, grades higher than 91% were obtained for sample SMAL-00001, and grades higher than 93% for sample SMAL-00009. The flotation concentrates generated by samples SMAL - 00001 and SMAL - 00009 were analyzed on a size-size basis. The results summarized in Table 10-6 and Table 10-7 indicate that:

●	for sample SMAL - 00001, the flakes in the -300 to +180 microns interval represent 9.23% of the sample mass, with the assay of graphitic carbon at 96.6%. The material in the minus 75-micron range accounted for 36.4% of total mass.

●	for sample SMAL - 00009, the flakes in the -300 to +180 microns interval represent 2.56% of the sample mass, with an assay value of 93.8% graphitic carbon, however, the material in the minus 75-micron range accounted for 69.2% of total mass.

Table 10-6 Flotation Concentrate for SMAL-00001

SMAL-00001 – Final Concentrate
Size Interval (µm)	weight (%)	C-Graph (%)
+300	1.03	93,0
-300+180	9.23	96.6
-180+150	9.74	94.5
-150+75	43.6	93.1
-75	36.4	91.3
CONC CLN V CALC	100	92.9
CONC CLN V EXP	100	91.9

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 33

Table 10-7 Flotation Concentrate for SMAL-00009

SMAL-00009 – Final Concentrate
Size Interval (µm)	weight (%)	C-Graph (%)
+300	0.00	-
-300+180	2.56	93.8
-180+150	5.13	95.3
-150+75	23.1	97.7
-75	69.2	93.0
CONC CLN V CALC	100	94.2
CONC CLN V EXP	100	96.5

10.8	Results and Conclusion

The results summarized in Table 10-8 indicate that the two samples used for flotation test work achieved grades between 91.3% and 97.7% graphitic carbon.

Using conventional flotation, regrinding and attrition techniques, the final graphite concentrates achieved grades of 91.9% and 96.5% total graphite carbon, demonstrating the amenability of the Malacacheta Project to flotation.

Table 10-8 Final Size Intervals and Grades for Flotation Test Work

Size Interval (µm)	C-Graph (%) SMAL-00001	C-Graph (%) SMAL-00009
+300	93.0	-
-300+180	96.6	93.8
-180+150	94.5	95.3
-150+75	93.1	97.7
-75	91.3	93.0
CONC CLN V EXP	91.9	96.5

Note: All carbon analyses are reported as graphite carbon (“C-graph”). The analytical methods that were used to determine the metallurgical results included total carbon analysis by Leco on the final concentrates.

Main conclusions arising from the test work are:

●	The content of graphitic carbon averaged 9.07% among the original samples, ranging from 1.71% for SMAL - 00003 to 15.4% for SMAL - 00001

●	Flotation of both the highest and second lowest grade samples generated final concentrates of 96.5% graphitic carbon for SMAL - 00009 and 91.9% for SMAL - 00001

●	Metallurgical recovery was 96.5% for SMAL - 00001 and 73.6% for SMAL - 00009

●	The flakes in the -300+180 microns interval of the flotation concentrate generated by sample SMAL - 00001 represented 9.23% of the sample, with 96.6% graphitic carbon assay. For sample SMAL - 00009, the flakes represent only 2.56% of the sample mass and the material below 75 microns was up to 69.2%.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 34

10.9	Suggestion For Further Work

In view of the results to date, it is strongly recommended that the work with the Atlas graphite mineralization be extended as follows:

●	Technological characterization tests

●	Tests with variations in process routes

●	Tests for grinding and flotation optimization, including LCT

●	Tests considering desliming

●	Tests to determine the optimal dosage and types of reagents

●	Conduct further flotation work using samples SMAL - 00009 and SMAL - 00001 to optimize the flotation conditions and apply those conditions to the other samples

●	Include total sulfur by LECO and exclude ICP in the chemical analysis of the original samples and flotation products

●	Test a larger number of samples to determine the variability of the deposit with geometallurgy studies

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 35

11	MINERAL RESOURCE ESTIMATES

There are no Mineral Resource Estimates on this Project.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 36

12	MINERAL RESERVE ESTIMATES

There are no Mineral Reserve Estimates on this Project.

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13	MINING METHODS

This section is not relevant to this Report.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 38

14	PROCESSING AND RECOVERY METHODS

This section is not relevant to this Report.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 39

15	INFRASTRUCTURE

This section is not relevant to this Report.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 40

16	MARKET STUDIES

This section is not relevant to this Report.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 41

17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

This section is not relevant to this Report.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 42

18	CAPITAL AND OPERATING COSTS

This section is not relevant to this Report.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 43

19	ECONOMIC ANALYSIS

This section is not relevant to this Report.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 44

20	ADJACENT PROPERTIES

There is no information on properties adjacent to the Project necessary to make the TRS understandable and not misleading.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 45

21	OTHER RELEVANT DATA AND INFORMATION

No other information or explanation is necessary to take this TRS understandable and not misleading.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 46

22	INTERPRETATION AND CONCLUSIONS

SGS Geological Services Inc. (“SGS”) was contracted by Atlas Critical Minerals Corporation (“Atlas Critical Minerals” or the “Company”) to complete a Property of Merit for the Malacacheta Graphite Project near the city of Teófilo Otoni, Brazil, and to prepare a Public Report in accordance with the §§ 229.601(b)(96) Technical report (subpart 229.1300 of Regulation S-K) written in support of a Property of Merit on the Malacacheta Project.

This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

Initial exploration started in 2023, and Atlas Critical Minerals identified surface outcrops with visible graphite, delineated mineralized bodies, and established a primary structural trend. Rock samples were collected (nine samples), and preliminary auger core drilling was conducted (21 drill holes), providing strong indications of the project’s potential.

Further exploration was undertaken in 2024, which expanded the understanding of the Malacacheta Project’s mineral potential. Atlas Critical Minerals systematically mapped and described 43 new points, paying close attention to surface exposures and sub-surface features. A comprehensive sampling program was completed, with 17 samples of graphite schist and mica-schist with graphite collected from the two exploration permit areas.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 47

23	RECOMMENDATIONS

Atlas have defined further exploration work across the property, as detailed below. The QP recommends that Atlas proceed with these exploration programs.

●	A Geophysical Magnetometric Survey (Drone MAG) including electromagnetic (EM), Aerophotogrammetry, and detailed topographic surveying using Lidar, with a budget of US$ 75,000.00.

●	Detailed fieldwork, including the collection of samples for chemical analysis to support high-resolution geological mapping, to be carried out by Atlas Critical Minerals’s team of geologists, with a budget of US$ 85,000.00.

●	In addition, the program will include a 5,000-meter drilling campaign, supported by the implementation of all necessary infrastructure for a complete sample management and quality control chain. This will encompass chemical analyses, proper sample storage in a dedicated facility, and the application of rigorous QA/QC protocols. The estimated budget for this phase is US$1,550,000.00

●	The Atlas team will be responsible for managing and supervising field activities, with a budget of US$ 160,000.00.

●	Metallurgical Testing and SK-1,300 resource report with US$ 170,000.00.

●	Contingency US$ 105,000.00.

●	Totaling a value of US$ 2,145,000.00 for the resource report definition of both areas.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 48

24	REFERENCES

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Almeida, F.F.M., 1977. O Cráton do São Francisco. Rev Bras Geocięnc 7: 349-364

Almeida, F. F. M. Fundamentos geológicos do Brasil. São Paulo: Instituto de Geociências da USP, 1984. 422 p.

Amaral, R., Ferreire, R., and Savassi, O., 2025. Final Report Technological Characterization or Graphite Ore, 4181-2503, June 3, 2025, prepared for Atlas Lithium, SGS Geosol.

Babinski, M.; et al. U-Pb geochronology on detrital zircon from the Espinhaço and Macaúbas groups: implications for the São Francisco paleocontinent. Precambrian Research, v. 159, n. 1-2, p. 1–17, 2007.

Barrote, V.R., Rosiere, C.A., Rolim, V.K., Santos, J.O.S. and McNaughton, N.J., 2017. The Proterozoic Guanhães banded iron formations, Southeastern border of the São Francisco Craton, Brazil: evidence of detrital contamination. Geol. USP, Sér. cient., São Paulo, v. 17, n. 2, p. 30-324

Bliss, J.D. and Sutphin, D.M. 1992. Grade and Tonnage Model of Disseminated Flake Graphite: Model 371; in G.J. Orris and J.D. Bliss, Editors; US, Geological Survey, Open File Report 92-437, pages 67. 70.

Case, G.N.D., Karl, S.M., Regan, S.P., Johnson, C.A., Ellison, E.T., Caine, J.S., Holm-Denoma, C.S., Pianowski, L.S. and Marsh, J.H., 2023. Insights into the metamorphic history and origin of flake graphite mineralization at the Graphite Creek graphite deposit, Seward Peninsula, Alaska, USA. Mineralium Deposita, Volume 58, pages 939–962.

Castro, N. A. Evolução geotectônica da Formação Capelinha, Grupo Macaúbas, na região de Capelinha-MG: implicações para a margem leste do Orógeno Araçuaí. 2014. Tese (Doutorado) – Universidade Federal de Minas Gerais, Belo Horizonte, 2014.

Degler, S. A.; et al. The São Francisco Craton and its margins: an overview. Journal of South American Earth Sciences, v. 86, p. 117–138, 2018.

Grossi-Sad, J. H. G. (1997). Geologia da Folha Guanhães. In: J. H. G. Grossi-Sad, L. M. Lobato, A. C. P. Soares, B. S. Soares-Filho (Eds.), Projeto Espinhaço em CD-ROM (textos, mapas e anexos) (2317-2435). Belo Horizonte: COMIG.

Grossi-Sad, J. H. G., Chiodi Filho, C., Santos, J. F., Magalhães, J. M. M., Carelos, P. M. (1990a). Duas Suítes Graníticas da Borda Sudeste do Cráton Sanfranciscano, em Minas Gerais: Petroquímica e Potencial Metalogenético. In: XXXVI Congresso Brasileiro de Geologia (4, 1836- 1848). Natal: SBG.

Grossi-Sad, J. H. G., Chiodi Filho, C., Santos, J. F., Magalhães, J. M. M., Carelos, P. M. (1990b). Geoquímica e origem da formação ferrífera do Grupo Guanhães, Distrito de Guanhães, MG, Brasil. In: XXXVI Congresso Brasileiro de Geologia (3, 1241-1253). Natal: SBG.

Grossi-Sad, J. H. G., Magalhães, J. M. M., Carelos, P. M. (1989). Geologia do Distrito de Guanhães, Minas Gerais. In: J. H. G. Grossi-Sad, M. A. A. Mourão, M. L. V. Guimarães, L. G. Knauer (1997). Geologia da Folha Conceição do Mato Dentro. Relatório Interno. Belo Horizonte: DOCEGEO-GEOSOL.

Harben, P.W. and Kuzavart, M. (1996) Industrial Minerals. A Global Geology. Industrials Information Ltd. Metal Bulletin, PLC London, 409.

Koeppen, W., 1936. Das geographische System der Klimate, Handbuch der Klimatologie [The Geographical System of the Climate, Handbook of Climatology]. Borntraeger, Berlin, Bd. 1, Teil. C.

Pedrosa Soares, A. C. P., Dardenne, M. A., Hasui, Y., Castro, F. D. C., Carvalho, M. V. A. (1994). Nota Explicativa dos Mapas Geológico, Metalogenético e de Ocorrências Minerais do Estado de Minas Gerais. Escala 1:1.000.000. Minas Gerais: Companhia Mineradora de Minas Gerais – COMIG

Noce, C.M., Pedrosa-Soares, A.C., da Silva, L.C., Armstrong, R. and Piuzana, D., 2007. Evolution of polycyclic basement complexes in the Araçuaí Orogen, based on U–Pb SHRIMP data: Implications for Brazil–Africa links in Paleoproterozoic time

Noce, C. M.; et al. Age constraints on granitoid magmatism and tectono-metamorphic events of the Quadrilátero Ferrífero (Brazil): implications for the evolution of the São Francisco Craton. Journal of South American Earth Sciences, v. 23, n. 2–3, p. 202–226, 2007.

Pedrosa-Soares, A. C.; Grossi-Sad, J. H. O. Geological constraints on the evolution of the Neoproterozoic Ribeira Belt, Southeastern Brazil. Revista Brasileira de Geociências, v. 27, n. 3, p. 283–294, 1997.

Pedrosa-Soares, A. C.; Wiedmann-Leme, M. R. The Araçuaí-West Congo Orogen in Brazil and Africa: opposite sides of the same orogen. Revista Brasileira de Geociências, v. 30, n. 1, p. 192–195, 2000.

Pedrosa-Soares, A. C.; et al. The Araçuaí Orogen: development of a confined orogen and its implications for the amalgamation of West Gondwana. Precambrian Research, v. 149, p. 219–248, 2006.

Pedrosa-Soares, A. C.; et al. Geology and tectonic evolution of the Araçuaí Orogen in eastern Brazil: an overview. Geonomos, v. 15, n. 1, p. 1–18, 2007.

Pedrosa-Soares, A., De Campos, C., Noce, C., and Alkmim, F., 2011. Late Neoproterozoic- Cambrian Granitic Magmatism in the Araçuaí Orogen (Brazil), The Eastern Brazilian Pegmatite Province and Related Mineral Resources, Geological Society London Special Publications, Vol. 350, pp.25-51.

Pedrosa-Soares, A.C., Noce, C.M., Alkmim, F.F., Silva, L.C., Babinski, M., Cordani, U., Castañeda, C. 2007. Orógeno Araçuaí: síntese do conhecimento 30 anos após Almeida 1977. Geonomos, 15 (1): 1-16.

Pedrosa-Soares, A.C. and Wiedemann-Leonardos C.M., 2000. Evolution of the Araçuaí Belt and its connection to the Ribeira Belt, Eastern Brazil. In: CORDANI UG, MILANI EJ, THOMAZ FşA AND CAMPOS DA (ed.) Tectonic Evolution of South America. Rio de Janeiro: SBG, p. 265-285.

Peixoto, I., Pedrosa-Soares, A.C., Alkmim, F.F. and Dussin, I.A., 2013. A suture–related accretionary wedge formed in the Neoproterozoic Araçuaí orogen (SE Brazil) during Western Gondwanaland assembly,

Gondwana Research, Volume 27, Issue 2, 2015, Pages 878-896

Queiroga, G. N.; et al. Geochemistry and geochronology of an ophiolitic complex in the Ribeirão da Folha Formation, Araçuaí Belt, Brazil: implications for the Neoproterozoic tectonic evolution of the Western Gondwana margin. Precambrian Research, v. 156, p. 125–152, 2007.

Santos, R.F., Alkmim, F.F. & Pedrosa-Soares, A.C. 2009. A Formação Salinas, Orógeno Araçuaí, MG: História deformacional e significado tectônico. Reista Brasileira de Geociências, 39(1), 81-100.

Silva, L. C., Armstrong, R., Noce, C. M., Carneiro, M. A., Pimentel, M. M., Pedrosa-Soares, A. C., Leite, C. A., Vieira, V. S., Silva, M. A., Paes, V. J. C., Cardoso Filho, J. M. (2002a). Reavaliação da evolução geológica em terrenos pré-cambrianos brasileiros com base em novos dados U-Pb SHRIMP, parte II: Orógeno Araçuaí, Cinturão Mineiro e Cráton São Francisco Meridional. Revista Brasileira de Geociências, 32(4), 513-528.

Simandl, G.J. and Kenan, W.M. 1997. Crystalline Flake Graphite. British Columbia Geological Survey Geological Fieldwork 1997.

Trompette, R. Neoproterozoic (Brazilian) orogenic belts of Africa and South America and their bearing on the Pan-African orogenic system. In: DALY, M. C. et al. (ed.). Africa geology and resources. Geological Society, London, Special Publications, v. 95, p. 67–92, 1994.

S-K 1300 Technical Report – Malacacheta Graphite Project – Minas Gerais, Brazil	Page 49

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

There is no other relevant data or information available that is necessary to make the technical report understandable and not misleading.